Exhibit 99.1

Code Chain New Continent Announces LOI to Acquire Filecoin Mining Assets

NEW YORK, September 14, 2021 -- Code Chain New Continent Limited (the “Company,” or “Code Chain” or “We”) (NASDAQ: CCNC), a leading eco-technology company, today announced that it entered into a non-binding letter of intent (the “LOI”) with Shenzhen Jindeniu Electronics Limited (“Jindeniu”).

Pursuant to the LOI, Code Chain agrees to purchase certain assets, including Filecoin (“FIL”) servers, FIL digital currency PiB computing power, and FIL digital currency (“Target Assets”) from Jindeniu. The total purchase price will be approximately USD 15.9 million, payable in cash.

Following the LOI’s execution, Code Chain will arrange its personnel, representatives, and advisors to perform due diligence on the Target Assets. Upon completion of the due diligence and the Company’s satisfaction of the results, the two parties will enter into a definitive assets purchase agreement within five days. The definitive assets purchase agreement shall be no later than December 31, 2021.

David (Weidong) Feng, Co-CEO of the Company, stated, “The LOI marks an important step for Code Chain’s Filecoin success. We are excited to continue our efforts in expanding our Filecoin footprint after acquiring China’s Filecoin miner. Filecoin is the native token of the Filecoin Network, a decentralized data-sharing platform that offers a thriving ecosystem of independent storage providers while eliminating barriers. I am confident that this will become the major trend for the industry, and Code Chain is placing itself ahead of the competition.”

About Code Chain New Continent Limited

Code Chain New Continent Limited engages in the research, design, and development of electronic tokens that combine the five-W elements (when, where, who, why, what), geographic location via the Beidou satellite system, and identity information using Code Chain technology. The electronic tokens are unique, tradable, and inheritable digital assets and cannot be tampered with. The electronic tokens are based on and stored in the Code Chain system and can be used to monitor and document all kinds of consumer behaviors that involve code-scanning. The Company has recently diversified its business into Bitcoin mining and is committed to becoming a vertically integrated cryptocurrency miner.

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements may include, but are not limited to, statements containing words such as "may," "could," "would," "plan," "anticipate," "believe," "estimate," "predict," "potential," "expects," "intends", "future" and "guidance" or similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to change at any time. These forward-looking statements are based upon management's current expectations and are subject to a number of risks, uncertainties and contingencies, many of which are beyond the Company's control that may cause actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's public filings with the Securities and Exchange Commission, including the Company's annual report on 10-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable law.